Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)

                                                                                             Six months
                                                                                               ended           Year ended
                                                                                              June 30,         December 31,
                                                                                                2009               2008
                                                                                                ----               ----
Pretax income (loss) from operations:
  Net income (loss)....................................................................        $ 52.1          $(1,132.3)
  Add income tax expense...............................................................          39.7              413.3
  Add discontinued operations..........................................................           -                722.7
                                                                                               ------          ---------

     Pretax income from operations.....................................................          91.8                3.7
                                                                                               ------          ---------

Add fixed charges:
  Interest expense on corporate debt...................................................          37.6               67.9
  Interest expense on investment borrowings............................................          18.3               38.6
  Interest added to policyholder account balances .....................................         166.4              330.5
  Portion of rental (a)................................................................           6.4               13.4
                                                                                               ------          ---------

     Fixed charges.....................................................................         228.7              450.4
                                                                                               ------          ---------

     Adjusted earnings.................................................................        $320.5          $   454.1
                                                                                               ======          =========

         Ratio of earnings to fixed charges............................................          1.40X              1.01X
                                                                                                 ====               ====

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     (a)  Interest portion of rental is estimated to be 33 percent.

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